EXHIBIT 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE

James A. Tegnelia Joins Board of Directors of EMCORE Corporation

ALBUQUERQUE, NM - March 8, 2011 - EMCORE Corporation (NASDAQ:EMKR - News), a leading provider of compound semiconductor-based components, subsystems, and systems for the fiber optics and solar power markets, today announced that its Board of Directors has elected Dr. James A. Tegnelia to join the Board as a Class C director.

Dr. Tegnelia currently lectures at the University of New Mexico and Georgetown University and is a member of the Defense Science Board. From 2005 to 2009, Dr. Tegnelia was the Director of the Defense Threat Reduction Agency (DTRA), Fort Belvoir, VA. DTRA safeguards America’s interests from weapons of mass destruction. Prior to his selection to lead DTRA, Dr. Tegnelia was the vice president, Department of Defense Programs, Sandia National Laboratories. Dr. Tegnelia has also served as the assistant undersecretary of defense and acting deputy undersecretary of defense in the Office of the Undersecretary of Defense for Research and Engineering, where he oversaw program manager activity on the JSTARS radar and ATACMS missile, and as the deputy director and later acting director of the Defense Advanced Research Projects Agency (DARPA). Dr. Tegnelia has also held various executive leadership positions in the defense industry, including vice president of Business Development, of the Electronics Group at the Martin Marietta Corporation, executive vice president and deputy director of Sandia National Laboratories, vice president, Business Development, for the Energy and Environment Sector of Lockheed Martin Corporation, and president of Lockheed Martin Advanced Environmental Systems, Inc.

Dr. Tegnelia earned a bachelor’s degree in physics from Georgetown University, a master’s degree in engineering from George Washington University, and a Ph.D. in physics from The Catholic University of America. His awards and decorations include the Bronze Star Medal, the Civilian Meritorious Service Medal, and the Senior Executive Service Meritorious Service Award.

"We are extremely pleased and excited about Dr. Tegnelia joining our Board of Directors," commented Reuben F. Richards, Jr., EMCORE's Chairman of the Board. "We expect Dr. Tegnelia to play a significant role in EMCORE's expansion of its product portfolio in the Defense, Aerospace and Homeland Security markets.”

Dr. Tegnelia was elected to fill a Board vacancy and began service as a director immediately upon his election on March 2, 2011.  As a Class C director, he will stand for re-election at the Company’s 2012 annual meeting of shareholders.

About EMCORE
EMCORE Corporation is a leading provider of compound semiconductor-based components and subsystems for the broadband, fiber optic, satellite and terrestrial solar power markets. EMCORE's Fiber Optics unit offers optical components, subsystems and systems that enable the transmission of video, voice and data over high-capacity fiber optic cables for high-speed data and telecommunications, cable television (CATV) and fiber-to-the-premises (FTTP) networks. EMCORE's Solar Power unit provides solar products for satellite and terrestrial applications. For satellite applications, EMCORE offers high-efficiency compound semiconductor-based gallium arsenide (GaAs) solar cells, covered interconnect cells and fully integrated solar panels. For terrestrial applications, EMCORE offers concentrating photovoltaic (CPV) systems for utility scale solar applications as well as offering its high-efficiency GaAs solar cells and CPV components for use in solar power concentrator systems. For specific information about our company, our products or the markets we serve, please visit our website at www.emcore.com.

Contact:
EMCORE Corporation
Mark Weinswig
Chief Financial Officer
(505) 332-5000
investor@emcore.com

TTC Group
Victor Allgeier
(646) 290-6400
vic@ttcominc.com